Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS EARNINGS

QUAKERTOWN, PA (January 26, 2016) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2015 of $1,943,000, or $0.58 per share on a diluted basis. This compares to net income of $2,486,000, or $0.75 per share on a diluted basis, for the same period in 2014. For the year ended December 31, 2015, QNB reported net income of $8,233,000, or $2.46 per share on a diluted basis. This compares to net income of $8,998,000, or $2.72 per share on a diluted basis, reported for 2014.

For the year 2015 the rate of return on average assets and average shareholders’ equity was 0.83% and 9.29%, respectively, compared with 0.95% and 10.89%, respectively, for the year 2014.

Total assets as of December 31, 2015 were $1,020,936,000 compared with $977,135,000 at December 31, 2014. Loans receivable at December 31, 2015 were $615,270,000 compared with $555,282,000 at December 31, 2014, an increase of $59,988,000, or 10.8%, with commercial lending as the largest contributor to the growth. Total deposits at December 31, 2015 were $889,786,000, an increase of 4.5% compared with $851,592,000 at December 31, 2014, due to strong growth in non-time deposits.

David W. Freeman, President and Chief Executive Officer stated, “Loan, deposit and household growth for the fourth quarter and the entire year contributed to our results. We continue to see trends in asset quality improvement as well. The decline in net interest margin slowed in 2015, as we continue to experience net interest margin pressure, due to the rate environment and competition.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and twelve months ended December 31, 2015 totaled $7,025,000 and $27,369,000, respectively, an increase of $374,000 and $1,243,000, respectively, from the same periods in 2014. The net interest margin for the fourth quarter of 2015 was 3.00% compared to 2.96% for the fourth quarter of 2014. Net interest margin for the twelve months ended December 31, 2015 was 3.05%, a decrease of two basis points compared to the same period in 2014. While the prolonged low interest rate environment and loan rate competition continues to exert pressure on asset yields, the growth in loans as a percent of earning assets as well as growth in non-interest bearing deposits during 2015 contributed to the Company’s ability to maintain net interest margin. The yield on earning assets increased one basis point from 3.45% for the fourth quarter of 2014 to 3.46% for the fourth quarter of 2015. For the twelve months ended December 31, 2015, the yield on earning assets declined four basis points, from 3.57% in 2014 to 3.53% in 2015. The cost of interest-bearing liabilities was 0.56% for the fourth quarter and the year ended December 31, 2015, compared with 0.57% and 0.58% for the same periods in 2014.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $140,000 provision for loan losses in the fourth quarter of 2015, compared to $400,000 for the fourth quarter 2014. For the year 2015, QNB recorded $200,000 in provision, compared to $400,000 for the year 2014. QNB's allowance for loan losses of $7,554,000 represents 1.23% of loans receivable at December 31, 2015 compared to an allowance for loan losses of $8,001,000, or 1.44% of loans receivable at December 31, 2014. Net loan charge-offs were $255,000 for the fourth quarter of 2015, or 0.17% annualized of total average loans, compared with net charge-offs of $765,000 for the fourth quarter of 2014, or 0.56% of total average loans. For the years ended December 31, 2015 and 2014 net loan charge-offs were $647,000, or 0.11%, and $1,324,000, or 0.25%, of total average loans, respectively. The majority of charge-offs recorded during both 2015 and 2014 had specific reserves established during the allowance for loan loss calculation process prior to the decision to charge-off the loan.

Asset quality improved over the past year with total non-performing assets of $13,372,000 at December 31, 2015 compared with $18,152,000 as of December 31, 2014. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $10,719,000, or 1.74% of loans receivable at December 31, 2015, compared with $12,667,000, or 2.28% of loans receivable at December 31, 2014. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At December 31, 2015, $7,395,000, or approximately 79% of the loans classified as non-accrual are current or past due less than 30 days. Commercial loans classified as substandard or doubtful, which includes non-performing loans, also improved. At December 31, 2015 substandard or doubtful loans totaled $27,325,000, a reduction of $7,029,000, or 20.5%, from the $34,354,000 reported at December 31, 2014.

QNB had no other real estate owned and other repossessed assets as of December 31, 2015 compared with five properties with a carrying value of $3,046,000 at December 31, 2014. Included in the December 31, 2014 amount was one property with a fair value of $2,325,000, which was sold in January 2015. For the twelve months ended December 31, 2015, a total of six OREO properties were sold, one of which was acquired during the year and subsequently sold. Non-accrual pooled trust preferred securities are carried at fair value of $2,653,000, and $2,439,000, at December 31, 2015 and December 31, 2014, respectively. The increase in the carrying value of these securities reflects an improvement in their fair value.

Non-Interest Income

Total non-interest income was $1,263,000 for the fourth quarter of 2015, and $6,032,000 for the year ended December 31, 2015, a decrease of $1,325,000 and $1,510,000, compared to the same periods in 2014, respectively. On November 26, 2014, QNB transferred its former internet domain name to a third party for a purchase price of $1.0 million, as disclosed in a Form 8-k filing dated December 2, 2014. The Company also received a life insurance benefit totaling $158,000 during the fourth quarter 2014. Excluding these two non-recurring items, the Company’s non-interest income declined $167,000, or 11.7%, and $352,000, or 5.5%, when comparing the quarters and years ended December 31, 2015 and 2014, respectively.

Net gains on investment securities decreased $42,000 for the quarter and $329,000 for the year ended December 31, 2015, primarily due to market conditions which resulted in fewer opportunities for sales in 2015 compared to 2014. QNB recorded net gains in trading activity of $16,000 for the quarter and $33,000 for year ended December 31, 2015, compared with net gains from trading activity of $1,000 and $156,000 for the fourth quarter and year ended December 31, 2014, respectively. Net gains on the sale of residential mortgage loans for the fourth quarter and year ended December 31, 2015 were $54,000 and $356,000, respectively, a decrease of $33,000 for the fourth quarter 2015, and an increase of $98,000 for the year 2015, respectively, compared to the same periods in 2014. Growth in QNB Financial Services resulted in an additional $29,000 in retail brokerage and advisory income for the year ended December 31, 2015, while fourth quarter 2015 saw a decline of $75,000, when compared to the same periods in 2014. Increased debit card usage resulted in an increase in income of $46,000 for the quarter and $86,000 for the year 2015 compared to the same periods in 2014.

Non-Interest Expense

Total non-interest expense was $5,634,000 for the fourth quarter of 2015, an increase of $12,000, or 0.2%, compared with $5,622,000 for the fourth quarter of 2014.  For year ended December 31, 2015, total non-interest expense increased $772,000, or 3.6%, to $22,398,000, compared to the same period in 2014. Salaries and benefits expense increased $61,000, or 2.0%, for the quarter ended December 31, 2015, compared to the same period in 2014. For the year ended December 31, 2015 salaries and benefits expense increased $427,000, or 3.7%, compared to the same period in 2014.  Salary expense decrease of $14,000 for the fourth quarter 2015 compared to the same period in 2014 was offset by increased benefits costs of $75,000, primarily medical insurance premiums. For the year ended December 31, 2015, salary expense increase of $574,000, or 6.4%, was offset by a reduction in net benefits costs. The reduction in benefits expense is due primarily to insurance reimbursements for medical claims paid in prior periods.  Net occupancy and furniture and equipment expense declined $10,000, or 1.1%, for the fourth quarter 2015 compared to the same period in 2014. For year ended December 31, 2015, net occupancy and furniture and equipment costs increased $30,000 compared to the same period in 2014, due primarily to increased software maintenance and rental expense, offset in part by lower depreciation expense. Other operating expenses for the three months ended December 31, 2015 decreased $39,000. Other operating expenses for the twelve months ended December 31, 2015 increased $315,000, or 4.8%, as increased taxes, third party services, collection costs and  debit card expenses  were partially offset by a decline in marketing, and FDIC insurance expense.  Debit card expenses include a $208,000 contract termination fee related to card platform upgrades anticipated to occur during 2016.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman President & Chief Executive Officer 215-538-5600 x-5619 dfreeman@qnbbank.com	Janice S. McCracken Erkes Chief Financial Officer 215-538-5600 x-5716 jmccracken@qnbbank.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Assets	$1,020,936	$1,039,317	$955,245	$992,918	$977,135
Investment securities
Trading	4,189	3,625	3,871	4,183	4,207
Available-for-sale	361,915	362,568	330,231	350,810	375,219
Held-to-maturity	147	147	146	146	146
Loans held-for-sale	987	320	466	884	380
Loans receivable	615,270	582,255	578,256	570,708	555,282
Allowance for loan losses	(7,554)	(7,669)	(7,655)	(7,978)	(8,001)
Net loans	607,716	574,586	570,601	562,730	547,281
Deposits	889,786	908,674	826,081	864,465	851,592
Demand, non-interest bearing	98,543	98,092	97,060	100,493	86,920
Interest-bearing demand, money market and savings	563,867	581,488	494,877	526,427	521,425
Time	227,376	229,094	234,144	237,545	243,247
Short-term borrowings	37,163	32,588	32,896	35,868	35,189
Shareholders' equity	90,443	90,996	88,537	89,159	86,354

Asset Quality Data (Period End)
Non-accrual loans	$9,420	$8,082	$9,823	$7,847	$10,770
Loans past due 90 days or more and still accruing	11	52	90	-	-
Restructured loans	1,288	626	2,177	2,432	1,897
Non-performing loans	10,719	8,760	12,090	10,279	12,667
Other real estate owned and repossessed assets	-	-	235	664	3,046
Non-accrual pooled trust preferred securities	2,653	2,600	2,694	2,574	2,439
Non-performing assets	$13,372	$11,360	$15,019	$13,517	$18,152

Allowance for loan losses	$7,554	$7,669	$7,655	$7,978	$8,001

Non-performing loans / Loans excluding held-for-sale	1.74%	1.50%	2.09%	1.80%	2.28%
Non-performing assets / Assets	1.31%	1.09%	1.57%	1.36%	1.86%
Allowance for loan losses / Loans excluding held-for-sale	1.23%	1.32%	1.32%	1.40%	1.44%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Year ended,
For the period:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14	12/31/15	12/31/14

Interest income	$8,184	$8,138	$7,746	$7,807	$7,814	$31,875	$30,670
Interest expense	1,159	1,123	1,104	1,120	1,163	4,506	4,544
Net interest income	7,025	7,015	6,642	6,687	6,651	27,369	26,126
Provision for loan losses	140	-	60	-	400	200	400
Net interest income after provision for loan losses	6,885	7,015	6,582	6,687	6,251	27,169	25,726
Non-interest income:
Fees for services to customers	417	434	404	402	446	1,657	1,687
ATM and debit card	418	397	394	362	372	1,571	1,485
Retail brokerage and advisory income	129	180	204	173	204	686	657
Net (loss) gain on investment securities available-for-sale	(17)	83	214	503	25	783	1,112
Net gain (loss) from trading activity	16	36	(34)	15	1	33	156
Net gain on sale of loans	54	120	119	63	87	356	258
Other	246	243	298	159	1,453	946	2,187
Total non-interest income	1,263	1,493	1,599	1,677	2,588	6,032	7,542
Non-interest expense:
Salaries and employee benefits	3,116	2,911	3,053	2,996	3,055	12,076	11,649
Net occupancy and furniture and equipment	867	851	887	883	877	3,488	3,458
Other	1,651	1,811	1,724	1,648	1,690	6,834	6,519
Total non-interest expense	5,634	5,573	5,664	5,527	5,622	22,398	21,626
Income before income taxes	2,514	2,935	2,517	2,837	3,217	10,803	11,642
Provision for income taxes	571	715	583	701	731	2,570	2,644
Net income	$1,943	$2,220	$1,934	$2,136	$2,486	$8,233	$8,998

Share and Per Share Data:
Net income - basic	$0.58	$0.66	$0.58	$0.64	$0.75	$2.47	$2.73
Net income - diluted	$0.58	$0.66	$0.58	$0.64	$0.75	$2.46	$2.72
Book value	$26.92	$27.16	$26.49	$26.76	$26.04	$26.92	$26.04
Cash dividends	$0.29	$0.29	$0.29	$0.29	$0.28	$1.16	$1.12
Average common shares outstanding - basic	3,351,909	3,343,011	3,333,018	3,321,688	3,308,265	3,337,505	3,291,939
Average common shares outstanding - diluted	3,366,566	3,356,789	3,346,533	3,333,802	3,321,849	3,350,539	3,302,574

Selected Ratios:
Return on average assets	0.75%	0.88%	0.81%	0.89%	1.00%	0.83%	0.95%
Return on average shareholders' equity	8.50%	9.86%	8.83%	10.00%	11.61%	9.29%	10.89%
Net interest margin (tax equivalent)	3.00%	3.08%	3.06%	3.08%	2.96%	3.05%	3.07%
Efficiency ratio (tax equivalent)	64.43%	62.22%	65.29%	62.75%	57.97%	63.66%	60.80%
Average shareholders' equity to total average assets	8.87%	8.98%	9.14%	8.92%	8.61%	8.97%	8.72%
Net loan charge-offs (recoveries)	$255	$(14)	$383	$23	$765	$647	$1,324
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.17%	-0.01%	0.27%	0.02%	0.56%	0.11%	0.25%

Balance Sheet (Average)
Assets	$1,023,365	$995,282	$961,077	$971,403	$987,535	$987,894	$947,864
Investment securities (Trading, AFS & HTM)	370,780	343,520	339,508	366,161	378,946	354,973	367,268
Loans receivable	589,096	575,944	573,766	558,190	542,859	574,339	524,127
Deposits	896,730	870,751	839,586	847,520	867,870	863,801	829,084
Shareholders' equity	90,725	89,340	87,803	86,650	84,982	88,642	82,623